Exhibit 5.1

December 8, 2021

Relmada Therapeutics, Inc.

2222 Ponce de Leon Blvd., Floor 3

Coral Gables, FL 33134

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Relmada Therapeutics, Inc., a Nevada corporation (the “Company”), of up to 10,147,059 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including 1,323,529 shares of Common Stock that may be issued and sold by the Company to the underwriters pursuant to their option to purchase additional shares, pursuant to an underwriting agreement dated December 8, 2021, with Goldman Sachs & Co. LLC, and Jeffries LLC, as representatives of the several underwriters listed on Schedule A thereto (the “Underwriting Agreement”).

The Shares will be issued and sold pursuant to (i) the Company’s registration statement on Form S-3 (File No. 333-245054) declared effective by the Securities and Exchange Commission on August 21, 2020 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the prospectus dated August 21, 2020, included in the Registration Statement, together with the final prospectus supplement relating to the Shares dated December 8, 2021 (collectively, the “Prospectus”).

In connection with the preparation of this opinion, we have examined the Underwriting Agreement, the Registration Statement and the Prospectus and such other documents, and considered such questions of law, as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company without independent investigation or verification.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Underwriting Agreement and in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The opinions expressed in this opinion letter are limited to the Private Corporations Law of the State of Nevada and the reported judicial decisions interpreting such statute and provisions and the laws of the state of New York and the federal laws of the United States of America. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws of the State of Nevada; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the SEC, which will be incorporated by reference into the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference LLP

Sichenzia Ross Ference LLP

1185 Avenue of the Americas | 31st Floor | New York, NY 10036

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